PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-52022
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                           [HOLDRS OIL SERVICE LOGO]


                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                              Name of Company                         Ticker        Amounts         Market
           ----------------------------------------------             ------        -------         ------
           Baker Hughes Incorporated                                   BHI            21            NYSE
           BJ Services Company                                         BJS            28            NYSE
           Cameron International Corporation(1)                        CAM             8            NYSE
           Diamond Offshore Drilling, Inc.                              DO            11            NYSE
           ENSCO International Incorporated                            ESV            11            NYSE
           GlobalSanteFe Corporation                                   GSF          19.975          NYSE
           Grant Prideco, Inc.                                         GRP             9            NYSE
           Halliburton Company(2)                                      HAL            22            NYSE
           Hanover Compressor Company                                   HC             5            NYSE
           Nabors Industries Ltd.(3)                                   NBR            24            NYSE
           National Oilwell Varco Inc.                                 NOV             7            NYSE
           Noble Corporation                                            NE            11            NYSE
           Rowan Companies, Inc.                                       RDC             8            NYSE
           Schlumberger Ltd.                                           SLB            22            NYSE
           Smith International, Inc.                                   SII            16            NYSE
           Tidewater Inc.                                              TDW             5            NYSE
           Transocean Inc.                                             RIG            18            NYSE
           Weatherford International Ltd.                              WFT            18            NYSE

---------------------
(1) Effective May 8, 2006, Cooper Cameron Corporation (NYSE ticker "CAM"), an underlying constituent of the Oil Services HOLDRS Trust, changed its name to Cameron International Corporation. Effective May 9, 2006, creations of Oil Services HOLDRS Trust require a deposit of 8 shares of Cameron International Corporation per round lot of 100 Oil Services HOLDRS.

(2) Effective July 20, 2006, deposits of Halliburton Company (NYSE ticker "HAL") will increase to 44 (from 22) per round lot of 100 Oil Services HOLDRS due to a 2 for 1 stock split of Halliburton Company.

(3) Effective April 24, 2006, deposits of Nabors Industries Ltd. (NYSE ticker "NBR") increased to 24 shares (from 12) per round lot of 100 Oil Services HOLDRS due to the 2 for 1 stock split of Nabors Industries Ltd.



         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.